Exhibit 10.2

April 10, 2026
Bill Wafford
Dear Bill:
This letter agreement (this “Employment Agreement”) amends and restates the terms of the Employment Agreement, dated as of February 14, 2025, as amended, by and between Bill Wafford (“you”) and ER Development International, Inc. (the “Company”), a Pennsylvania corporation, and shall be effective on April 10, 2026 (the “Effective Date”), on the following terms:
1.Duties and Responsibilities. You will continue to be employed as Chief Administrative Officer & Chief Financial Officer, QVC Group. You will perform the duties and services of that position or any comparable position, as well as perform any other duties and services as the Company may reasonably request. You shall devote your full and exclusive business time, attention and energy to the performance of your duties and to the promotion of the business and interests of the Company and its subsidiaries and affiliated companies (the “QVC Group”). You shall also adhere to the Company’s general employee policies as they may be in effect from time to time. The Company may, at its discretion, relieve you of your obligation to provide services or require you to carry out your duties from your home address.
2.Term. The term of this Employment Agreement (the “Term”) will continue indefinitely until you give the Company at least ninety (90) days’ written notice of your termination or your employment is terminated in accordance with Section 8 hereof.
3.Compensation.
A.Base Compensation. For all services you render and for so long as you are employed by the Company, the Company will pay you a salary at the rate of Eight Hundred Fifty Thousand Dollars ($850,000.00) per annum (“Base Compensation”), which Base Compensation shall be paid net of customary withholdings and in accordance with the Company’s customary payroll practices. Such Base Compensation will be subject to annual adjustment, at the discretion of the Company.
B.Bonus Program. You will, for each calendar year commencing after 2026 during the Term, be eligible to participate in the Company’s then-current annual bonus program (the “Annual Bonus”) in accordance with the terms and conditions of such program. Any Annual Bonus payments made to you pursuant to this Employment Agreement shall be paid net of customary withholdings. Notwithstanding the foregoing, your Annual Bonus target will be One Hundred and Ten percent (110%) of your Base Compensation (the “Target Annual Bonus”), and the bonus awarded may be modified up or down based on actual company and personal performance.
C.Long-Term Incentive Program. You will, for each calendar year commencing after 2026 during the Term, be entitled to participate in the Company’s then-current long-term incentive compensation program (“LTI Program”) in accordance with the terms and conditions of such program. Awards are discretionary and vary from year to year. The details of each of your grants under this program, including vesting and exercise rights, will be described in and subject to the terms and conditions of applicable plan(s) and grant agreement(s). Notwithstanding the foregoing, your long-term incentive compensation target will be one hundred fifty-five (155%) of your Base Compensation.
4.Fringe Benefits. For so long as you are employed by the Company, you shall be entitled to participate in the fringe benefit programs then generally available to employees of the Company at your level of seniority.
5.Restrictive Covenants. You hereby acknowledge, agree to and reaffirm your continuing obligations under the Restrictive Covenants Agreement, dated as of March 24, 2025, attached as Exhibit B hereto (the “Restrictive Covenants”). Such obligations are restated by reference as if fully set forth herein and you acknowledge, agree and reaffirm that they are valid, binding and enforceable in all respects.
6.Reimbursement of Business Expenses. The Company shall reimburse you for all reasonable and necessary out-of-pocket business expenses that you actually incur in the performance of your duties, including, but not limited to, expenses for travel and other miscellaneous business expenses; provided, however, that such reimbursement shall be conditioned on your timely submission to the Company of written itemized expense reports and such additional substantiation as the Company may reasonably request.
7.Proceeds of Your Services/Use of Your Likeness.
A.You acknowledge and agree that any and all work product and intellectual property developed or created by you as a result of the performance of your services directly for the Company, or on behalf of its affiliates, (collectively, “Works”) are being prepared by and for, and at the instigation and under the direction of the Company and that the Works are “works made for hire” as that term is defined in the United States copyright laws, and that all copyrights in and to the Works are owned by the Company. Without limiting the preceding sentence, and by this Employment Agreement, you irrevocably transfer, assign, grant and deliver, exclusively to the Company, its legal representatives, successors and assigns, all right, title and interest of every kind and nature whatsoever in and to the Works, and all copies, versions, derivatives, processes, systems, products and proceeds thereof, or resulting therefrom, including any copyrights and renewals or extensions thereto, in any country. You agree to execute such further assignments, documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Employment Agreement, including, without limitation, executing further assignments to the Company or its affiliates, as you may be directed by the Company from time to time in its sole discretion.

B.You also grant to the Company in perpetuity, for its benefit and for the benefit of its affiliates, the right to reproduce and use your name, image, likeness, voice and any other element of your persona for advertising, public displays, promotion, social media and all other presentations. You release the Company and its affiliates and their respective successors and assigns from all liability resulting from such use.
C.This Section 7 shall survive the expiration or termination of your employment.
8.Termination. Your employment may be terminated by the Company with or without prior notice and with or without Cause in accordance with the terms set forth in Section 9 below. At any point during the Term, you may voluntarily terminate your employment with the Company for Good Reason upon written notice to the Company as described below or for any reason or no reason (other than Good Reason) by giving 90 days’ advance written notice to the Company of your intent to resign. Your employment shall immediately terminate upon your death, and the Company may terminate your employment immediately due to your Disability.
A.Cause. For purposes of this Employment Agreement, the term “Cause” shall mean: (i) the commission of a material breach of this Employment Agreement, (ii) the commission of fraud or embezzlement or other serious misconduct against the Company or its affiliates, including, without limitation, a serious or material violation of the Company business conduct policies or the Code of Conduct of QVC Group, Inc. (or other parent entity, as applicable), (iii) the conviction of any felony, or (iv) the conviction of a misdemeanor which conviction relates to your suitability for employment in your then current position.
B.Disability. For purposes of this Employment Agreement, the term “Disability” means your inability to perform the essential duties of your position because of physical or mental incapacity for a period of 180 consecutive days (or such other appropriate period pursuant to an applicable reasonable accommodation), and, within 30 days after a notice of termination is given to you, your inability or unwillingness to return to work on a full-time basis.
C.Good Reason. For purposes of this Employment Agreement, the term “Good Reason” means an action by the Company:
(1)that results in a material diminution or material adverse change in your title, authority, duties or responsibilities including but not limited to (A) failure to provide the authority contemplated in Section 1 or (B) your assignment of duties materially inconsistent with your duties as described in Section 1 or that materially impair your ability to carry out those duties;
(2)that requires you to end your hybrid working arrangement that is in effect as of the Effective Date, or to report to any corporate office or location that is more than fifty (50) miles from West Chester, Pennsylvania (and materially increases your one-way commute to West Chester, Pennsylvania) (provided that, such relocation shall not include: (A) your travel for business in the course of performing your duties for the Company or any of its subsidiaries or affiliates, (B) you working fully remotely or (C) the Company or any of its subsidiaries or affiliates requiring you to report to the Company’s West Chester, Pennsylvania headquarters for no more than six days per month (instead of working remotely)); or

(3)(A) that results in a reduction in your then current Base Compensation, (B) that results in a reduction in your eligibility to receive an Annual Bonus with a target of 110% of Base Compensation (it being acknowledged that the Board has no obligation to actually award any Annual Bonus), or (C) your receipt of long-term incentive compensation under the Company’s LTI Program during the Term in any calendar year commencing after 2026 with a target of less than 155% of your Base Compensation.
(i)Good Reason will not be deemed to exist unless you (1) give the Company notice within 60 days following your knowledge of the occurrence of the event which you believe constitutes the basis for Good Reason, specifying the particular act or failure to act which you believe constitutes the basis for Good Reason and (2) provide the Company with a reasonable opportunity of at least 30 days to cure such act or failure to act, and if not cured within such period, you terminate employment at the end of such 30-day period. Notwithstanding the foregoing, in the event that the Company reasonably believes that you may have engaged in conduct that could constitute a Cause violation hereunder, the Company may, in its reasonable discretion, suspend you from performing your duties hereunder for a period of up to 30 days, and such suspension shall not constitute an event pursuant to which you may terminate employment for Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s economic obligations under this Employment Agreement during such period of suspension.
9.Rights Upon Termination.
A.Termination for Death, Disability or Resignation Without Good Reason. Upon termination of your employment for your death or Disability, or by you by resignation for any reason other than Good Reason, the Company shall pay you or your estate, as the case may be, accrued but unpaid Base Compensation.
B.Termination by the Company for Cause. Upon a termination of your employment by the Company for Cause, the Company will pay you accrued but unpaid Base Compensation.
C.Termination by the Company Without Cause or by You for Good Reason Outside of a Change in Control Period. Upon termination of your employment other than as a result of your death or Disability, by the Company for Cause, or by you for Good Reason, in each case, at any time after the Effective Date that occurs outside of a Change in Control Period (such termination, the “Protected Termination”), the Company will pay you accrued but unpaid Base Compensation. In addition, subject to Section 9.E below, you will be eligible to receive the following payments and benefits (collectively, the “Severance Benefits”):
(1)an amount equal to one-and-a-half times (1.5x) the sum of your then-current (A) Base Compensation and (B) Target Annual Bonus, paid in equal installments in accordance with the Company’s customary payroll practices for a period of 18 months;
(2) if the Protected Termination occurs during calendar year 2027 or thereafter, an amount equal to the Target Annual Bonus for the applicable calendar year, prorated for the period of time you were employed in such calendar year (the “Pro-Rated Target

Bonus”), paid in equal installments in accordance with the Company’s customary payroll practices for a period of 18 months; and
(3)subject to your (1) timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and (2) continued timely copayment of premiums at the same level and cost to you as if you remained an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), the Company shall pay its share of the applicable COBRA premiums necessary to continue your and your eligible dependents’ continued participation (pursuant to COBRA) in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) for a period of 18 months at the same premium rate applicable to similarly situated active executives, subject to applicable income tax requirements; provided, that you are fully eligible and remain eligible for COBRA coverage; provided, further, that the Company may modify the continuation coverage contemplated by this Section 9.C(3) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”); the Patient Protection and Affordable Care Act of 2010, as amended; and/or the Health Care and Education Reconciliation Act of 2010, as amended, and in each case, the regulations and guidance promulgated thereunder (to the extent applicable); provided, further, that in the event that you obtain other employment that offers group health benefits, such COBRA premium payments relating to continuation of coverage by the Company under this Section 9.C(3) will immediately cease (collectively with the terms and conditions of this Section 9.C(3), the “COBRA Benefit”).
D.Termination by the Company Without Cause or by You for Good Reason Within a Change in Control Period.
(i)Upon termination of your employment other than as a result of your death or Disability, by the Company for Cause, or by you for Good Reason, in each case, at any time after the Effective Date and within the period that is three months prior to or 18 months following a Change in Control that occurs following the Effective Date (such period, a “Change in Control Period” and such termination, a “Protected CIC Termination”), the Company will pay you accrued but unpaid Base Compensation. In addition, if you experience a Protected CIC Termination, subject to Section 9.E below, you will be eligible to receive the following payments and benefits (collectively, the “CIC Severance Benefits”) in lieu of and not in addition to the Severance Benefits:
(1)an amount equal to two times (2.0x) the sum of your then-current (A) Base Compensation and (B) Target Annual Bonus, paid in lump sum on the first payroll date following the effective date of the release of claims as provided in Section 9.E below;
(2)the Pro-Rated Target Bonus, paid in lump sum on the first payroll date following the effective date of the release of claims as provided in Section 9.E below; and
(3)the COBRA Benefit.

(ii)For purposes of this Employment Agreement, “Change in Control” means any of the following that, in the event that QVC Inc. (“QVC”) files a voluntary petition under Chapter 11 of the United States Code in calendar year 2026 (“File”), occurs following emergence from any such process (whether pursuant to the closing of a sale of all or substantially all of the assets of QVC or pursuant to the effective date of any plan of reorganization approved in connection with such filing):
(1)any Person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended from time to time, the “Exchange Act”) (other than QVC, any trustee or other fiduciary holding securities under any employee benefit plan of QVC, or any company owned, directly or indirectly, by the stockholders of QVC in substantially the same proportions as their ownership of QVC), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of QVC representing 50% or more of the combined voting power of QVC’s then outstanding securities, excluding for purposes herein, acquisitions pursuant to a Business Combination (as defined below) that does not constitute a Change in Control as defined in Section 9.D(ii)(2) below;
(2)any reorganization, consolidation or merger of QVC, or binding share exchange, pursuant to which shares of common stock of QVC would be changed or converted into or exchanged for cash, securities, or other property (each, a “Business Combination”), other than any such transaction in which the common stockholders of QVC immediately prior to such transaction have the same proportionate ownership of the common stock of, and voting power with respect to, the surviving corporation immediately after such transaction; provided, however, that a merger, reorganization or consolidation effected to implement a recapitalization of QVC (or similar transaction) in which no Person (other than those covered by the exceptions in Section 9.D(ii)(1)) acquires more than 50% of the combined voting power of QVC’s then outstanding securities shall not constitute a Change in Control;
(3)during the period of two consecutive years, individuals who, at the beginning of such period, constitute the board of directors of QVC (the “Board”) together with any new director(s) (other than a director designated by a Person who has entered into an agreement with QVC to effect a transaction described in Sections 9.D(ii)(1) or (2)) whose election by the Board or nomination for election by QVC’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(4)a complete liquidation or dissolution of QVC or the consummation of a sale or disposition by QVC of all or substantially all of QVC’s assets other than the sale or disposition of all or substantially all of the assets of QVC to a Person or Persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of QVC at the time of the sale.
(5)Notwithstanding the foregoing, if QVC does not File, a Change in Control will be deemed to occur upon the first occurrence of any of the foregoing.

E.Continued Compliance; General Release. The receipt of either the Severance Benefits or the CIC Severance Benefits is contingent upon each of the following: you comply in all material respects with the Restrictive Covenants in accordance with this Section 9.E, and you timely sign and do not revoke an applicable separation agreement, including a general release of claims and non-disparagement clause, in a form acceptable to the Company and substantially consistent with the form of agreement generally used by the Company for executives and attached hereto as Exhibit C, with such updates as are necessary or appropriate given legal developments and requirements (as updated from time to time, the “Release”). Notwithstanding the foregoing, you will not be deemed to have materially violated the Restrictive Covenants unless and until you have failed to cure such material violation within 30 days’ following your receipt of written notice from the Company describing such alleged material violation. The Release must be effective and irrevocable no more than 60 days after the date of your termination of employment and your Severance Benefits or CIC Severance Benefits (other than the COBRA Benefit), as applicable, will commence on the first payroll date after the effective date of such Release. Solely to the extent required to comply with Section 409A of the Code, if such 60-day period overlaps two calendar years (regardless of when the Release becomes effective), then any portion of such Severance Benefits or CIC Severance Benefits (other than the COBRA Benefit), as applicable, that would have otherwise been paid in such first calendar year will be withheld and paid in a lump sum on the first payroll date in such second calendar year, with all remaining payments to be made as if no such delay had occurred. All Severance Benefits and all CIC Severance Benefits will be subject to applicable tax and withholdings. If the Severance Benefits or CIC Severance Benefits become payable in accordance with this Employment Agreement, an amount equal to the first installment of such payments shall constitute consideration for delivery of the Release contemplated by this Section 9.E.
F.Waiver of Payments. You acknowledge and agree that the amounts, if any, which may be payable under this Section 9 are in lieu of and not in addition to any severance payments which may be generally available to employees of the Company and you hereby waive any right you may have in or to any severance payments not contained in this Section 9. For the avoidance of doubt, during the Term, you will not be eligible to participate in, or eligible to receive any payment or benefit under, the QVC Group U.S. Executive Severance Pay Plan, effective as of April 10, 2026, as may be amended from time to time.
10.Severability. Should any portion of this Employment Agreement be held to be void, invalid or unenforceable, such decision shall not affect the validity or enforceability of the remainder of the Employment Agreement, and the remaining provisions herein shall be effective as though such invalid or unenforceable provision had not been included herein. If such invalidity or unenforceability is caused by the length of any period of time, the geographic scope of any provision, or the breadth of activities covered by any provision, then the period of time, geographic scope or breadth of activities, or all of them, shall be reduced to the extent necessary to cure such invalidity or unenforceability.
11.Notices. Any notice required or permitted to be given under this Employment Agreement shall be sufficient, if in writing and if delivered by hand or sent by overnight courier service or by registered, overnight or certified mail, if to you, to your last known address listed in the records of the Company, and if to the Company, to the President, with a copy to the General Counsel at the Company’s principal office. Notices shall be effective upon receipt.
12.Assignment. The rights and obligations of the Company shall inure to the benefit of and be binding upon its successors and assigns. The Company may, in its discretion, assign this Employment Agreement and any rights or interests contained therein to any of the Company’s subsidiaries or affiliates, and you agree to continue to be bound by its terms and conditions. Neither this Employment Agreement nor any rights or interests herein or created hereby may be assigned or otherwise transferred voluntarily or involuntarily by you.
13.Waiver. The waiver by the Company or you of a breach of any provision of this Employment Agreement by the other shall not operate or be construed as a waiver of any subsequent breach.
14.Headings. The Section headings contained in this Employment Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Employment Agreement or give full notice thereof.
15.Applicable Law. This Employment Agreement shall be interpreted and construed under the internal laws of the Commonwealth of Pennsylvania exclusive of choice of laws principles and you and the Company hereby consent to the exclusive jurisdiction of the state courts of the Commonwealth of Pennsylvania, Chester County and the United States Federal Courts for the Eastern District of Pennsylvania in all matters arising hereunder or out of the transactions contemplated hereby.
16.Entire Agreement. This Employment Agreement, together with the applicable intellectual property and/or confidentiality agreement, contains the entire agreement of the parties with respect to the subject matter hereof and, as of the Effective Date, supersedes any and all prior written agreements and prior or contemporaneous oral agreements with respect to the subject matter hereof. This Employment Agreement shall not be changed or altered, except by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.
17.Copies. All executed copies of this Employment Agreement, and photocopies thereof, including, without limitation, faxed copies, shall have the same force and effect and shall be as legally binding and enforceable as the original.
18.Rider — 409A Compliance. The Rider Regarding 409A Compliance attached as Exhibit A to this Employment Agreement is incorporated in this Employment Agreement by reference.
[Signature Page to Follow]

Please sign below to evidence your acceptance of the terms of this Employment Agreement and that you intend to be legally bound by its terms.
Very truly yours,

ER Development International, Inc. By: /s/Eve DelSoldo Name: Eve DelSoldo Title: General Counsel Date: April 10, 2026	ACCEPTED AND AGREED: /s/Bill Wafford Bill Wafford